Exhibit 99.1

          Trex Company Announces First Quarter 2006 Results

    WINCHESTER, Va.--(BUSINESS WIRE)--April 27, 2006--Trex Company, Inc. (NYSE:TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the first quarter ended March 31, 2006.
    Net sales for the first quarter of 2006 totaled $105.3 million, compared to net sales of $89.9 million for the first quarter of 2005, which represented a 17.1% increase. The Company reported net income for the 2006 first quarter of $4.2 million, or $0.29 per diluted share, compared to net income of $8.4 million, or $0.56 per diluted share, for the 2005 first quarter.
    Chairman and Chief Executive Officer Anthony J. Cavanna commented, "The success of our 'early buy' program - designed to sell Trex products into distribution before the deck-building season moves into high gear each spring - got 2006 off to a good start for Trex. The combination of strong product demand and low inventory levels at our plants led to increased manufacturing utilization throughout the period.
    "We made progress with the series of initiatives we implemented in the fourth quarter of 2005 to enhance product quality and packaging and to improve manufacturing efficiencies. However, our profitability in the first quarter of 2006 was negatively affected by the increased cost of plastic raw materials due to our use of resin to facilitate the production of high quality product as we increased our manufacturing plant utilization.
    "As we move through the second quarter, our consumer brand building activities are picking up on schedule in order to help us drive the conversion of the market from wood to composite decking and extend Trex's pre-eminent position in the composite wood market. With the expanded line of products we have introduced over the past two years, Trex offers a full range of decking and railing at price points that satisfy all segments of the market. We expect to further enhance plant efficiencies and continue emphasizing product quality as the year continues."
    The Company affirmed its previously announced guidance for the first six months of 2006, which calls for net sales to range from $220 million to $230 million and earnings per diluted share to range from $0.57 to $0.62. The results projected in this guidance compare to net sales of $173 million and earnings per diluted share of $0.50 in the first six months of 2005.
    Trex will hold a conference call to discuss its 2006 first-quarter results on Thursday, April 27 at 11:00 a.m. ET. A live webcast of the conference call will be available to all investors at the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking and railing, with over 14 years of product experience. Products are marketed under the brand name Trex(R). Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking and railing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company's website, www.trex.com. Trex(R) is a trademark of Trex Company, Inc., Winchester, Va.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                         TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                    2005        2006
                                              ----------- -----------

Net sales                                        $89,904    $105,297

Cost of sales                                     56,568      80,036
                                              ----------- -----------

Gross profit                                      33,336      25,261

Selling, general and administrative expenses      19,416      17,552
                                              ----------- -----------

Income from operations                            13,920       7,709

Interest expense, net                                756         969
                                              ----------- -----------

Income before income taxes                        13,164       6,740

Provision for income taxes                         4,760       2,504
                                              ----------- -----------

Net income                                        $8,404      $4,236
                                              =========== ===========

Diluted earnings per share                         $0.56       $0.29
                                              =========== ===========


Diluted weighted average shares outstanding   14,921,705  14,860,203
                                              =========== ===========


                           TREX COMPANY, INC.
                  Condensed Consolidated Balance Sheets
                    (In thousands, except share data)

                                                31-Dec 05  31-Mar-06
                                                ---------  ----------
                                                          (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                     $1,931      $1,603
    Accounts receivable                           12,364      53,647
    Inventories                                   56,726      49,648
    Prepaid expenses and other assets              3,750       5,430
    Income taxes receivable                        8,297         294
    Deferred income taxes                          1,711       1,216
                                                --------- -----------
            Total current assets                  84,779     111,838
                                                --------- -----------
Property, plant and equipment, net               191,210     188,579
Goodwill                                           6,837       6,837
Debt-related derivatives                             292         525
Other assets                                       3,151       3,161
                                                --------- -----------
            Total assets                        $286,269    $310,940
                                                ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses        $31,919     $45,670
    Line of credit                                 4,070      10,011
    Current portion long-term debt                 9,031       9,052
                                                --------- -----------
            Total current liabilities             45,020      64,733
                                                --------- -----------
    Deferred income taxes                         15,158      15,636
    Debt-related derivatives                       1,053         797
    Long-term debt, net of current portion        60,505      60,233
                                                --------- -----------
            Total liabilities                    121,736     141,399
                                                --------- -----------
Stockholders' equity:
    Preferred stock, $0.01 par value, 3,000,000
     shares authorized; none issued and
     outstanding                                      --          --
    Common stock, $0.01 par value, 40,000,000
     shares authorized; 14,889,674 and
     14,971,029 shares issued and outstanding
     at December 31, 2005 and March 31, 2006         149         150
    Additional paid-in capital                    61,901      61,290
    Deferred compensation                         (1,076)         --
    Accumulated other comprehensive loss            (481)       (175)
    Retained earnings                            104,040     108,276
                                                --------- -----------
             Total stockholders' equity          164,533     169,541
                                                --------- -----------
             Total liabilities and
              stockholders' equity              $286,269    $310,940
                                                ========= ===========


                         TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                           (In thousands)
                             (Unaudited)


                                                   Three Months Ended
                                                         March 31,
                                                       2005     2006
                                                   --------- --------
OPERATING ACTIVITIES
Net income                                           $8,404   $4,236
Adjustments to reconcile net income to net cash
 used in operating activities:
Depreciation and amortization                         3,496    4,975
Other non-cash charges                                1,989    1,528
Changes in operating assets and liabilities         (35,477) (14,131)
                                                   --------- --------

Net cash used in operating activities              ($21,588) ($3,392)
                                                   --------- --------

INVESTING ACTIVITIES                                ($4,230) ($2,378)
                                                   --------- --------

FINANCING ACTIVITIES                                 $2,255   $5,442
                                                   --------- --------

Net decrease in cash and cash equivalents          $(23,563)   $(328)
Cash and cash equivalents at beginning of period    $23,925   $1,931
                                                   --------- --------

Cash and cash equivalents at end of period             $362   $1,603
                                                   ========= ========

    CONTACT: Trex
             Paul Fletcher, 540-542-6300
             or
             Lippert/Heilshorn & Assoc.
             Harriet Fried, 212-838-3777